Development Agreement

This Agreement ("Agreement") is entered into as of November 12, 1997 ("Effective Date") by and between ModaCAD, a California corporation, having an office at 1954 Cotner Avenue, Los Angeles, CA 90025 ("ModaCAD") and Intel Corporation, a Delaware corporation, having an office at 2200 Mission College Blvd., Santa Clara, California 95052, U.S.A. ("Intel").

                                    Recitals

A. ModaCAD plans to develop and distribute an interactive fashion product line that will, initially, consist of t a CD-ROM ** This product line, entitled "New York," will enable users to have a rich visual and interactive experience by allowing users to interact with the digital fashion objects, connect to the Internet to receive updates, visit other sites, and communicate electronically with other users.

B. Intel is interested in a long term strategic relationship with ModaCAD in the area of fashion e-commerce, and as such, is interested in participating in the New York project, and seeing the product optimized to run on Intel's Pentium(R) II processor-based PC platform.

                                   Agreement

Intel and ModaCAD agree as follows:

1. Definitions.

1.1. "New York" means the content manager fashion product line, including local PC content, push content, and e-commerce technologies, and all derivatives thereof, and future members of the product line whether or not derivatives of this product, all as described in more detail in Exhibit A.

1.2. "Content" means text, graphics, data, audio, video, photographs, still images, sound, and any other information contained on New York.

1.3. "Intel Technology" means the contributions, in written form only, of Intel personnel to the development of New York.

1.4. "Push" means downloads from the Internet that are initiated not by user request, but by the user's computer (at predetermined times or in the background during Internet usage) or by the Content server.

2. ModaCAD's Development Efforts.

2.1. Product Specification and Implementation Plan. ModaCAD will write a detailed technical product specification and implementation plan
("Specification") for New York that will include, at a minimum, a software requirements document, product build plan, and an end-user support plan. ModaCAD and Intel will meet at least twice to review drafts of the Specification.

2.1.1. If ModaCAD does not deliver the Specification to Intel by December 31, 1997, Intel will have the option to terminate this Agreement.

2.1.2. Within ten days of receiving the Specification, Intel will provide written acceptance or rejection of the Specification to ModaCAD. If Intel rejects the Specification Intel may, at its option, terminate this Agreement or provide ModaCAD with a list of changes that would make the Specification acceptable. ModaCAD would then have an additional ten days to deliver a re-written Specification to Intel. Within ten days of receiving a re-written Specification, Intel will again provide written acceptance or rejection. If Intel rejects the re-written Specification Intel may, at it's option, terminate this Agreement.

2.1.3. Failure by Intel to provide a written response within ten days will be deemed acceptance by Intel.

2.2. Development. ModaCAD will employ no less than ** people to work on the New York project full time in the following areas:
Digital Content creation
Software development
Web Development
User interface design

2.3. Testing Material. ModaCAD will develop stimuli for end-user testing including but not limited to screen captures, story boards, mock-ups, interactive demos and prototypes.

2.4. Timing.

2.4.1. ModaCAD will produce a gold master of the CDROM portion of New York no later than **

2.4.2. ModaCAD will coordinate ongoing product review sessions with Intel throughout the development process no less frequently than once a month.

2.4.3. ModaCAD will set up a test Internet server for New York no later than **.

2.4.4. ModaCAD will set up fully functional Internet server for New York no later than **

2.5. Content. ModaCAD will be responsible for, and will pay all costs and clearances or permissions for the Content for New York, including but not limited to rights to use and demo music videos, digital representations of clothing and other fashion items.

3. Support and Operation.

3.1. ModaCAD or its suppliers will provide customary end user support for the New York CD-ROM, including but not limited to: o Development and production of an end user's guide (to be included in the distribution and packaging of the CD-ROM), which will be updated to accompany new versions of the New York CD-ROM.

o Online customer support with basic help functionality, the ability to access an online user guide and an e-mail customer support center with no more than a forty-eight hour reply time.

o Access to technical support representatives, for installation, trouble shooting and general end-user assistance.

3.2. ModaCAD will provide timely ** Push of current fashion news, information from online magazine publishers, and branded Content from leading designers and fashion retailers to New York users for the term of this agreement. To do this, ModaCAD will employ at least ** dedicated site manager with day-to-day responsibility for refreshing editorial and graphical Content and one graphics/design specialist to update images.

4. Intel's Contributions.

4.1. Cash. Intel will pay ModaCAD a non-refundable production fee for New York which will be deemed earned upon receipt according to the following schedule:

4.1.1. Upon Intel's approval of the Specification for New York, Intel will pay ModaCAD **.

4.1.2. Upon receipt of written verification (i.e. signed Advertiser contracts) that ModaCAD will receive at least ** New York during the first twelve months following its launch, Intel will pay **

4.1.3. It is expressly understood that these sums are not contingent upon any events other than those listed in Sections 4.1.1 and 4.1.2.

4.1.4. ModaCAD agrees to only use the money it receives from Intel under this Agreement on expenses related to the development and launch of New York.

4.2. Product Engineering Resources (valued at approximately **).
Upon approval of the Specification for New York, Intel will make available the equivalent of ** Intel software engineers and ** project manager to work full time assisting with the development and integration of New York. Intel will advise ModaCAD on technologies, tools and components for New York integration consideration.

4.3. Testing and Integration Engineering Resources (valued at approximately **). In the event an OEM bundling program is accepted, Intel would provide its test and integration capability, and would manage any and all necessary OEM platform testing.

4.4. Usability Testing. Intel will, in its discretion, make its usability testing facilities/resources available to ModaCAD during the development period for the purpose of testing the effectiveness of New York among end users.
This may include end-user screening/recruiting, videotaping, results analysis and report generation, development of interview guides and hardware supply.
It does not include the development of test stimuli including mock-ups, demos and prototypes. Intel will not be responsible for any end-user focus group testing, concept testing, or in-market testing.

4.5. AS IS. All Intel Technology provided to ModaCAD pursuant to the Agreement will be solely owned by Intel, and is provided to ModaCAD "AS IS" with no warranties.

5. Licenses.

5.1. Grant. Intel grants to ModaCAD, for the term of this Agreement, a nonexclusive, nontransferable, worldwide, royalty-free, license ** to copy, have copied, sublicense, prepare derivatives works of, and distribute the Intel Technology **.

5.2. No Other Licenses. Except for the licenses expressly provided herein, no licenses are granted by either party, either expressly or by implication, to any intellectual property of the other. Except for the Intel Technology, ModaCAD owns all rights, title, and interest in an to the New York Software and related technology developed by ModaCAD in connection with New York.

6. Sales, Distribution and Marketing.

6.1. Publicity. Neither party will reveal the existence or contents of this Agreement without the consent of the other, except as provided below or as required by law (in which case the other party will be first given notice and an opportunity to object). However, Intel approves of, and ModaCAD may disclose by November 15, 1997, the announcement of this Agreement attached as "Exhibit B."

6.2. Intel's Efforts.

6.2.1. Intel is currently planning a program to help get software titles that demonstrate the capabilities of high-end Intel processors bundled for distribution by OEMs. Intel will work with ModaCAD to facilitate the evaluation of New York for consideration and possible inclusion in this bundling program. Intel cannot and does not, however, guarantee ultimate acceptance of New York by OEMs for their distribution.

6.2.2. Intel will introduce ModaCAD executives to PC OEMs.

6.2.3. Intel will include New York in appropriate Intel marketing activities.

6.3. ModaCAD's Efforts

6.3.1. ModaCAD will: Write a business plan ** explaining the potential for retail distribution of New York Distribute the New York CD-ROM in high-traffic retail outlets in the United States, and in fashion magazines. Sell ad space on New York to designers. At a minimum, ModaCAD will employ ** full-time sales persons in connection with this effort. Create and promote a free, time-limited version of New York for market development purposes.

6.3.2. New York will prominently display Intel branding, but only in compliance with Intel's trademark usage guidelines and only after receiving Intel's written approval of each design and intended use. Examples of implementation could be: dedicated onscreen real estate continuously displaying Intel name or brand full or partial screen credit to Intel animation with audio at startup and shut down
Implementation may also occur on CD-ROM and application packaging

6.4. Joint Marketing. Intel may invite and ModaCAD may elect to participate in industry marketing activities to provide testimony about the value of Intel Architecture PCs in new business models. In turn, if ModaCAD requests, Intel may elect to participate in ModaCAD's marketing activities.

6.5. Demonstration and Marketing Rights. Intel will have the following worldwide rights and licenses to New York :

6.5.1. Intel may use and display the Content publicly and privately in displays, performances, and broadcasts for promotional purposes, including at trade shows, in customer visits, in advertisements, and by means of video or other electronic transmission of sounds, text and images. Intel may license other parties to exercise such rights in connection with the promotion and marketing of Intel products, but will not license or distribute copies of the Content for end-user distribution except as expressly permitted in writing.

6.5.2. Intel may include copies of the Content in Intel's printed and digital publications for promotional purposes. This includes use in annual reports, corporate web site, advertising, point-of-sale displays and the like, all of which may be reproduced and distributed.

6.5.3. Intel may copy or have copied the Content as reasonably necessary to exercise the rights granted hereunder, provided that any copies of the Demo provided to third parties permitted hereunder will be under customary "shrink-wrap" or similar license terms which prohibit copying and distribution not authorized in advance by ModaCAD.

7. Royalties.

7.1. Revenue Definitions

7.1.1. "New York Revenues" means all cash receipts related to revenues generated through all activities related to New York, including but not limited to, advertising and subscription revenue.

7.1.2. "New York Net Income" means New York Revenues less all actual direct costs and expenses (limited to Direct sales/marketing expenses, OEM/Retailer Distribution commissions, Content creation costs, application end user support costs, ISP cost and CD duplication (both labor and materials), and product development) incurred through activities related to New York. Additions or exceptions to these line items require joint approval by ModaCad and Intel.

7.1.3. "Gross Revenue" means all ModaCAD revenue.

7.2. Intel Royalties

7.2.1. Until Intel has received under this Section **

7.3. Revenue Reports, Payments. Within sixty days after the end of each calendar quarter during the term of this Agreement ModaCAD will pay any amounts due and will deliver to Intel at the addresses set out in this Agreement a statement which sets out:

7.3.1. The period covered in the report;

7.3.2. ModaCAD's Gross Revenue for the quarter;

7.3.3. New York Revenue for the quarter; and

7.3.4. A detailed calculation of New York Net Income.

7.4. Payments to Intel will be by wire transfer **.

7.5. Audits ModaCAD will maintain complete and accurate records of the activities performed under this Agreement (including records of advertising and subscription revenue) for a period of five (5) years after the completion thereof. Records relating to the performance of this Agreement will be made available in confidence to Intel's independent certified public accountants (or equivalent for non-U.S. jurisdictions) upon reasonable notice, which records may be used for the sole purpose of auditing a party's compliance with the Agreement. In the event that a shortfall greater than 10% is discovered in portions of New York Net Income paid by ModaCAD, such audit will be at the ModaCAD's expense, and ModaCAD will promptly make up the difference.

8. Warrants.

8.1. As partial consideration for Intel's obligations under this Agreement, ModCAD has granted to Intel a Warrant, attached hereto as Exhibit C.

9. Process For Expanding The New York Product Line.

9.1. Intel and ModaCAD will meet at least semi-annually to discuss future plans for the New York. Among other things, the parties will discuss the possibility of contributing additional money and resources, on terms to be negotiated, to create a new version(s) of the product or add new members to the product line, to reflect and take advantage of changes in the fashion market and in computer and communications technology.

10. Termination.

10.1. Term. This Agreement's term commences as of the Effective Date **.

10.2. Termination for Breach. Either party may terminate this Agreement if the other party breaches with respect to any of its obligations under this
Agreement: (1) if such breach is capable of cure and remains uncured twenty days following written notice of the breach; or (ii) immediately on written notice of a breach that is not capable of cure.

10.3. Survival. Sections 5.2, 6.1, and 11 will survive any termination of this Agreement.

11. General Provisions.

11.1. Freedom of Action. This Agreement does not preclude Intel from evaluating and/or marketing similar products.

11.2. Confidential Terms. Confidential information will be held in confidence pursuant to the terms of the Corporate Non-Disclosure Agreement in place between the parties **. ModaCAD will not disclose any information or methods to Intel that Intel will be foreclosed by confidentiality obligations from incorporating into its own products, except that this will not give Intel a right to ModaCAD's source code.

11.3. Relationship of Parties. The parties are not partners or joint venturers, or liable for the obligations, acts, or activities of the other.

11.4. Amendments and Assignments. Any change, modification or waiver to this Agreement must be in writing and signed by an authorized representative of each party. Neither party may assign this Agreement or any portion of this Agreement to any other party without the other's prior written consent.

11.5. Merger and Waiver. Except for those certain agreements pertaining to confidentiality, and equity investments, this Agreement is the entire agreement between the parties with respect to the development and distribution of New York, and it supersedes any prior or contemporaneous agreements and negotiations relating thereto. No waiver of any breach or default will constitute a waiver of any subsequent breach or default.

11.6. Rights. ModaCAD warrants and represents that it has or will obtain all rights necessary to undertake the activities described in this Agreement and to grant the licenses described herein. ModaCAD will promptly notify Intel of any charge or claim of infringement of any third party's right relating to development, distribution, or display of New York.

11.7. Suits based on New York. ModaCAD will defend, indemnify, and hold Intel harmless from and against any suit or proceeding brought against Intel or its subsidiaries based upon the development, distribution or display of New York, including any claim that New York infringes any third-party intellectual property right or that New York is in any way related to or a cause of liability for harm to a human being (a "Claim"). ModaCAD will reimburse Intel for all damages and costs awarded, including attorneys' fees, and settlement costs, provided that Intel will not settle any claim without ModaCAD's consent.

11.7.1. Intel will promptly notify ModaCAD of any Claim and will provide information, assistance, and cooperation in defending against it (at ModaCAD's expense).

11.7.2. Intel will have the right to participate in the defense of any Claim, at its own expense.

11.7.3. This indemnity will not apply to Intel Technology.

11.8. NO WARRANTY. EXCEPT AS EXPRESSLY PROVIDED HEREIN, MATERIALS CONTRIBUTED BY EACH PARTY HEREUNDER ARE PROVIDED AS IS. THE PARTIES MAKE NO WARRANTIES WITH RESPECT TO SUCH MATERIALS, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

11.9. Limited Liability. Neither party will be liable to the other for lost profits, expected revenues, or development or support costs arising from any termination of this Agreement. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, DATA, OR USE OR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

11.10. Compliance with Law. Neither party will export, distribute, or sell New York or the Intel Technology in violation of US or other applicable law.

11.11. Notices and Requests. All notices and requests required or made under this Agreement must be in writing and personally delivered, or if mailed, postage prepaid, certified or registered mail, or overnight courier to the addresses listed below:

--------------------------------------------------------------------------------
To Intel                                To ModaCAD
Intel Corporation,                      ModaCAD, Inc.
2200 Mission College Blvd.,
Santa Clara, California 95052
Attn.: General Counsel                  Attn.: General Counsel

Direct Royalty Statements to:
Post Contract Management, SC4-210,
Intel Corporation,
2200 Mission College Blvd.,
Santa Clara, California 95052


-------------------------------------------------------- -----------------------
11.12. Choice of Law. Any claim based on this Agreement will be governed by the laws of Delaware, and will be subject to the exclusive jurisdiction of the state and federal courts located there.

In witness of their agreement, the parties have caused the Agreement to be executed below by their authorized representatives.

Intel Corporation                       ModaCAD, Inc.

By:                                     By:
   ----------------------------------      -------------------------------------
   Name                                    Name
   Title                                   Title

**

ModaCAD, Inc.
1954 Cotner Avenue
Los Angeles, California 90025
Tel: (310) 312-9826 Fax: (310) 444-9577
Internet: http://www.modacad.com

For Additional Information Contact:
Alison Barney, Director of Corporate Communications
(310) 312-9826 Ext. 108
email: alisonb@modacad.com
Linda Freedman, VP Marketing
email: lfreedman@modacad.com

News Release

FOR IMMEDIATE RELEASE

MODACAD ANNOUNCES RELATIONSHIP WITH INTEL

ModaCAD and Intel Agree to Co-Develop Solution
For E-Business Initiatives And Mass Market Use

LOS ANGELES, CALIFORNIA, November 14, 1997.....ModaCAD, Inc. (NASDAQ: MODA)
today announced that it has signed an agreement with Intel Corporation to co-develop a breakthrough e-business solution for fashion retailers and manufacturers that maximizes the power of the visually connected PC.

Although specific product details have not yet been disclosed, the two companies have agreed to work together to develop and deliver rich, visual, and interactive content, that is optimized for Pentium(R) II processor based PCs. Using advanced Internet push technology and multimedia enhancements, the co-developed solution will enable a rich and personalized end-user shopping experience.

According to Joyce Freedman, president of ModaCAD, "Working with Intel to develop e-business solutions and explore new methods by which to distribute consumer software is one of the most profound events in ModaCAD's operating history. Our ultimate goal is to develop a complete product line of fashion products and other focused applications that are intended to service the broader e-business market segment."

Maurizio Vecchione, ModaCAD's executive vice president added, "Our goal is not to directly manage retail transactions, but rather to be the conduit by which manufacturers and retailers can begin to conduct daily retail business electronically with their customers."

Ron Whittier, senior vice president of Intel's Content Group said, "Relationships with trendsetting companies, like ModaCad, are an important part of our strategy to broadly enable business solutions on Intel architecture computers. We expect this to have an immediate benefit in the rapidly growing e-business marketplace."

ModaCAD's core rendering technology enables computers to create photo-realistic synthetic 3D images on a computer screen from computer generated data, in real-time. ModaCAD develops, markets, and licenses 3D rendering, modeling and virtual reality software for a broad variety of applications to the commercial, consumer and OEM marketplaces. ModaCAD holds two patents on its proprietary rendering technology and distributes its products to over 33 countries worldwide.



                                   Exhibit C
                               Warrant Agreement

Warrant agreement is filed separately under Exhibit 4.1.